[Letterhead of Davis Polk & Wardwell]




                                  212-450-4044



                                                       November 15, 2000


International Paper Company
Two Manhattanville Road
Purchase, New York 10577

Ladies and Gentlemen:

     We have acted as special counsel to International Paper Company, a corporation duly organized and existing under the laws of the State of New York (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange its New Floating Rate Notes due July 8, 2002, its New 8% Notes due July 8, 2003 and its New 8 1/8% Notes due July 8, 2005 (collectively, the "New Notes") for any and all of its outstanding Floating Rate Notes due July 8, 2002, its 8% Notes due July 8, 2003 and its 8 1/8% Notes due July 8, 2005 (collectively, the "Old Notes") pursuant to (i) the Indenture dated as of April 19, 1999 (the "Base Indenture") between the Company and The Bank of New York, as Trustee (the "Trustee"), as supplemented by the Floating Rate Notes Supplemental Indenture, the Notes due 2003 Supplemental Indenture and the Notes due 2005 Supplemental Indenture, each dated as of June 14, 2000, between the Company and the Trustee (each a "Supplemental Indenture" and collectively, with the Base Indenture, the "Indenture") and (ii) the Registration Rights Agreement dated as of June 14, 2000 (the "Registration Rights Agreement") by and among the Company and Credit Suisse First Boston Corporation, Banc of America Securities LLC, Chase Securities Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., Blaylock & Partners, L.P. and Utendahl Capital Partners, L.P.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

International Paper Company            2                       November 15, 2000


     Upon the basis of such examination, we advise you that, in our opinion, the New Notes have been duly authorized by the Company and when the Securities and Exchange Commission declares the Company's Registration Statement on Form S-4 (File No. 333-48434) effective and the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, the New Notes will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States.

     In connection with the foregoing, we have assumed that at the time of the issuance and delivery of the New Notes there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the New Notes and that the issuance and delivery of the New Notes, all of the terms of the New Notes and the performance by the Company of its obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and will not result in a default under or a breach of any agreement or instrument then binding upon the Company.

     In rendering the foregoing opinion, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed (i) that the Indenture has been duly authorized, executed and delivered by the Trustee, (ii) that the New Notes will conform to the specimens thereof examined by us, (iii) that the Trustee's certificates of authentication of the New Notes will be manually signed by one of the Trustee's authorized officers and (iv) that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the New Notes" in the prospectus which is part of such Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                     Very truly yours,
                                                     /s/ Davis Polk & Wardwell